Exhibit 99.1

News From Aon

Media Contact:

David Prosperi

312-381-2485

David.Prosperi@aon.com

For immediate release

Appel to leave Aon at year-end

CHICAGO, NOVEMBER 9, 2010 — Aon Corporation (NYSE:AON) announced today that Andrew Appel, the firm’s chief operating officer, will be leaving the company at the end of the year. At the present time there are no plans to fill the position upon Appel’s departure.

“Andrew has had a great impact in multiple roles across the firm over the past five years, including Aon Consulting and Aon Benfield as chief executive officer, and more recently as chief operating officer of Aon,” said Greg Case, Aon’s president and chief executive officer. “As Chairman and CEO of Aon Consulting, Andrew led a business that more than doubled in profitability, with substantially improved growth. As CEO of Aon Benfield, he led the integration of Aon Re Global and Benfield.  More recently, as our chief operating officer, he co-led our internal team whose work allowed us to pursue our partnership with Aon Hewitt. Andrew also played a significant role in developing our Aon United growth strategy. He is leaving the firm to pursue additional challenges and we wish him all the best in the next chapter of his career.”

Appel said, “I am thankful for the opportunity to have worked with Greg and his team and to have been a part of all we have accomplished together over the past five years.  I leave Aon at a time when it is now the market leader in each of its three businesses. I will watch with confidence as the firm continues its successes while I pursue new challenges in my career.”

About Aon

Aon Corporation (NYSE:AON) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human capital solutions and outsourcing. Through its more than 59,000 colleagues worldwide, Aon unites to deliver distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally in over 120 countries. Named the world’s best broker by Euromoney magazine’s 2008, 2009 and 2010 Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008 and 2009. A.M. Best deemed Aon the number one insurance broker based on revenues in 2007, 2008 and 2009, and Aon was voted best insurance intermediary 2007-2010, best reinsurance intermediary 2006-2010, best captives manager 2009-2010, and best employee benefits consulting firm 2007-2009 by the readers of Business Insurance. Visit http://www.aon.com for more information on Aon and http://www.aon.com/unitedin2010 to learn about Aon’s global partnership and shirt sponsorship with Manchester United.